Exhibit 15
November 8, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re: Ford Motor Credit Company LLC (formerly Ford Motor Credit Company) Registration Statements Nos. 333-131062 and 333-132557 on Form S-3 and No. 333-137066 on Form S-4
Commissioners:
We are aware that our report dated November 8, 2007 on our review of interim financial information of Ford Motor Credit Company LLC (the “Company”) for the three-month and nine-month periods ended September 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007 is incorporated by reference in the aforementioned Registration Statements.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan